Exhibit 5.1

July 11, 2016

Dominion Midstream Partners, LP

120 Tredegar Street

Richmond, VA 23219

Ladies and Gentlemen:

We have acted as counsel for Dominion Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2016, and declared effective by the Commission on May 17, 2016, in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of up to $150,000,000 in aggregate principal amount of common units representing limited partner interests in the Partnership (the “Common Units”).

We have also participated in the preparation of the prospectus (the “Prospectus”) contained in the Registration Statement and the Prospectus Supplement (the “Prospectus Supplement”), that will be filed pursuant to Rule 424(b) of the Securities Act on or about the date hereof.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus, (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), (iii) the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware, (iv) resolutions of Dominion Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership approving and authorizing, among other things, the Registration Statement and other matters relating to the offering of Common Units (the “Resolutions”), (v) the Equity Distribution Agreement, dated December 4, 2015, relating to the offering and sale of the Common Units (the “Equity Distribution Agreement”), a copy of which is being filed with the Commission as an exhibit to the Partnership’s Current Report on Form 8-K on or about the date hereof and (vi) such other certificates, statutes, instruments and documents as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed such questions of law as we considered appropriate.

Vinson & Elkins LLP Attorneys at Law	1001 Fannin Street, Suite 2500
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Dominion Midstream Partners, LP	July 11, 2016	Page 2

In connection with rendering the opinions set forth below, we have assumed that:

(i) all information contained in all documents reviewed by us is true and correct;

(ii) all signatures on all documents examined by us are genuine;

(iii) each person signing documents we examined has the legal authority and capacity to do so;

(iv) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents;

(v) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;

(vi) the Equity Distribution Agreement has been duly authorized and validly executed and delivered by the Managers party thereto and constitutes a legal, valid and binding obligation of the Managers, and that the Managers have the requisite organizational and legal power and authority to perform their obligations under the Equity Distribution Agreement;

(vii) all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement, and in accordance with the terms of the Equity Distribution Agreement; and

(viii) any certificates of the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units.

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that when the Common Units have been issued and delivered by the Partnership against payment therefor in accordance with the terms of the Equity Distribution Agreement, the Prospectus Supplement, the Prospectus and the Resolutions, then the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and as described in the Prospectus Supplement and the Prospectus).

Dominion Midstream Partners, LP	July 11, 2016	Page 3

The opinions expressed herein are qualified in the following respects:

(i) This opinion is limited in all respects to the DRULPA, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware, and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

(ii) We express no opinion as to any matters other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Partnership’s Current Report on From 8-k dated on or about the date hereof, to the reference to this firm under the caption “Legal Matters” in the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

              /s/ Vinson & Elkins L.L.P.